UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 8, 2016

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure contained in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 8, 2016, Arthur J. Gallagher & Co. (“Gallagher”) entered into an amendment and restatement to its Multicurrency Credit Agreement dated September 19, 2013 (as so amended and restated, the “Credit Agreement”) with Bank of Montreal, as administrative agent (“BMO”), and the other lenders signatory thereto. The amendment and restatement, among other things, extended the expiration date of the Credit Agreement from September 19, 2018 to April 8, 2021 and increased the revolving credit commitment from $600.0 million to $800.0 million, of which $75.0 million may be used for issuances of standby or commercial letters of credit and up to $75.0 million may be used for the making of swing loans (as defined in the Credit Agreement). Gallagher may from time to time request, subject to certain conditions, an increase in the revolving credit commitment under the Credit Agreement up to a maximum aggregate revolving credit commitment of $1,100.0 million. As of April 8, 2016, there were $461.5 million in borrowings outstanding under the Credit Agreement (including $21.5 million of letters of credit).

The Credit Agreement provides that Gallagher may elect that each borrowing in U.S. dollars be either base rate loans or eurocurrency loans, each as defined in the Credit Agreement. However, the Credit Agreement provides that all loans denominated in currencies other than U.S. dollars will be eurocurrency loans. Interest rates on base rate loans and outstanding drawings on letters of credit in U.S. dollars under the Credit Agreement will be based on the base rate, as defined in the Credit Agreement, plus a margin of 0.00% to 0.45%, depending on the financial leverage ratio maintained by Gallagher. Interest rates on eurocurrency loans or outstanding drawings on letters of credit in currencies other than U.S. dollars under the Credit Agreement will be based on adjusted LIBOR, as defined in the Credit Agreement, plus a margin of 0.85% to 1.45%, depending on the financial leverage ratio maintained by Gallagher. Interest rates on swing loans will be based, at the election of Gallagher, on either the base rate or an alternate rate that may be quoted by BMO. The annual facility fee related to the Credit Agreement will be between 0.15% and 0.30% of the revolving credit commitment, depending on the financial leverage ratio maintained by Gallagher.

In addition to financial leverage ratio covenants, the Credit Agreement also includes covenants requiring Gallagher to maintain specified levels of net worth. The Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults. Several of Gallagher’s wholly-owned subsidiaries are co-obligors under the Credit Agreement.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, filed herewith as Exhibit 4.1.

Item 8.01.	Other Events.

On April 8, 2016, Gallagher issued a press release announcing both the Credit Agreement and its anticipated closing of a private placement of $275 million of senior unsecured notes in June 2016. A copy of the press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

4.1	Multicurrency Credit Agreement, dated as of April 8, 2016, among Arthur J. Gallagher & Co., the other borrowers party thereto, the lenders party thereto, Bank of Montreal, as administrative agent, BMO Capital Markets, as joint lead arranger and joint book runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank N.A., Barclays Bank PLC, and J.P. Morgan Securities LLC, as joint lead arrangers, joint book runners and co-syndication agents, and U.S. Bank National Association and Citizens Bank, National Association, as co-documentation agents.

99	Press Release, dated April 8, 2016, issued by Arthur J. Gallagher & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: April 11, 2016	/s/ WALTER D. BAY
Walter D. Bay
Vice President, General Counsel and Secretary (duly authorized officer)